Exhibit 99.1

October 21, 2020

Qurate Retail, Inc. Announces Virtual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) will be holding its annual Investor Meeting on Friday, November 20, 2020 with presentations beginning at 9:00am M.T. The annual Investor Meeting will be held virtually and is open to shareholders, research analysts and press. Registration information is available on the Qurate Retail website and at https://meetingtomorrow.com/event/2020libertyinvestormeeting/. During these presentations, observations may be made regarding the company's financial performance and outlook, as well as other forward looking matters.

After the presentations, John Malone, director of Qurate Retail, Greg Maffei, Chairman of Qurate Retail, and Mike George, Chief Executive Officer of Qurate Retail, will host a Q&A session. Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. M.S.T. on Friday, November 13, 2020.

An archive of the webcast of the Investor Meeting will also be available on http://qurateretail.com/events for one year after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Qurate Retail
●	Liberty Broadband Corporation and GCI Liberty, Inc.
o	Charter Communications, Inc.
o	GCI
o	LendingTree, Inc.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC (and its subsidiaries, including HSN), Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.